Exhibit 99.1

Google Completes Acquisition of Mandiant

MOUNTAIN VIEW, Calif. and RESTON, Va. (September 12, 2022)—Google LLC today announced the completion of its acquisition of Mandiant, Inc. (NASDAQ: MNDT), a recognized leader in dynamic cyber defense, threat intelligence and incident response services. Mandiant will join Google Cloud and retain the Mandiant brand.

Google and Mandiant share a long commitment to industry-leading security. Over the past two decades, Google has innovated to build some of the most secure computing systems in the world. Google Cloud customers and partners benefit from these pioneering security capabilities including world-class threat intelligence, zero trust architecture, and planet-scale analytics for security operations. Mandiant, which is known for delivering unparalleled frontline expertise and industry-leading threat intelligence, is a proven first responder to the world’s largest cybersecurity incidents. Mandiant’s services, delivered by their team of security and intelligence individuals spread across 22 countries, are widely recognized for helping top enterprises and organizations prepare for and react to cybersecurity incidents.

With this acquisition, Google Cloud and Mandiant will deliver an end-to-end security operations suite with even greater capabilities to support customers across their cloud and on-premise environments.

“The completion of this acquisition will enable us to deliver a comprehensive and best-in-class cybersecurity solution,” said Thomas Kurian, CEO of Google Cloud. “We believe this acquisition creates incredible value for our customers and the security industry at large. Together, Google Cloud and Mandiant will help reinvent how organizations protect themselves, as well as detect and respond to threats.”

Organizations today are facing cybersecurity challenges that have accelerated in frequency, severity and diversity, creating a global security imperative. Enterprises need to be able to detect and respond to malicious actors quickly, with actionable threat intelligence to continually protect their organizations against new attacks.

“Mandiant is driven by a mission to make every organization secure from cyber threats and confident in their readiness,” said Kevin Mandia, CEO, Mandiant. “Combining our 18 years of threat intelligence and incident response experience with Google Cloud’s security expertise presents an incredible opportunity to deliver with the speed and scale that the security industry needs.”

Hear from others on the impact of this acquisition:

●	“The power of stronger partnerships across the cybersecurity ecosystem is critical to driving value for clients and protecting industries around the globe. The combination of Google Cloud and Mandiant and their commitment to multi-cloud will further support increased collaboration, driving innovation across the cybersecurity industry and augmenting threat research capabilities. We look forward to working with them on this mission.” - Paolo Dal Cin, Global Lead, Accenture Security

●	“Google's acquisition of Mandiant, a leader in threat intelligence, security advisory, consulting and incident response services will allow Google Cloud to deliver an end-to-end security operations suite with even greater capabilities and services to support customers in their security transformation across cloud and on-premise environments." - Craig Robinson, Research VP, Security Services, IDC

●	“Bringing together Mandiant and Google Cloud, two long-time cybersecurity leaders, will advance how companies identify and defend against threats. We look forward to the impact of this acquisition, both for the security industry and the protection of our customers.” - Andy Schworer, Director, Cyber Defense Engineering, Uber

For more information, see the Google Cloud blog and Mandiant blog.

About Google

Google’s mission is to organize the world’s information and make it universally accessible and useful. Through products and platforms like Search, Maps, Gmail, Android, Google Play, Chrome and YouTube, Google plays a meaningful role in the daily lives of billions of people and has become one of the most widely-known companies in the world. Google is a subsidiary of Alphabet Inc.

About Google Cloud

Google Cloud accelerates every organization’s ability to digitally transform its business. We deliver enterprise-grade solutions that leverage Google’s cutting-edge technology – all on the cleanest cloud in the industry. Customers in more than 200 countries and territories turn to Google Cloud as their trusted partner to enable growth and solve their most critical business problems.

About Mandiant, Inc.

Since 2004, Mandiant has been a trusted partner to security-conscious organizations. Effective security is based on the right combination of expertise, intelligence, and adaptive technology, and the Mandiant Advantage SaaS platform scales decades of frontline experience and industry-leading threat intelligence to deliver a range of dynamic cyber defense solutions. Mandiant’s approach helps organizations develop more effective and efficient cyber security programs and instills confidence in their readiness to defend against and respond to cyber threats.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of Google to successfully integrate Mandiant’s operations, product lines and technology; the ability of Google to implement its plans, forecasts and other expectations with respect to Mandiant’s business after the completion of the transaction and realize additional opportunities for growth and innovation; and the other risks and important factors contained and identified in Alphabet’s filings with the Securities and Exchange Commission, any of which could cause actual results to differ materially from the forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Google and Alphabet undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.